FOR IMMEDIATE RELEASE

Contact:	Peter J. Cunningham
First Vice President, Investor Relations
(516) 327-7877
ir@astoriafederal.com

ASTORIA FINANCIAL CORPORATION ANNOUNCES SECOND QUARTER EPS OF $0.37

Margin Increases 24 Basis Points from First Quarter

Quarterly Cash Dividend of $0.26 Per Share Declared

Lake Success, New York, July 16, 2008 -- Astoria Financial Corporation (NYSE: AF) (“Astoria,” the “Company”), the holding company for Astoria Federal Savings and Loan Association (“Astoria Federal”), today reported net income of $33.5 million, or $0.37 diluted earnings per share (“EPS”), for the quarter ended June 30, 2008, compared to $34.1 million, or $0.37 EPS, for the 2007 second quarter. For the six months ended June 30, 2008, net income totaled $62.4 million, or $0.69 EPS, compared to $69.8 million, or $0.75 EPS, for the comparable 2007 period.

Second Quarter 2008 Financial Highlights:
●	Diluted earnings per share of $0.37, up 16% from the 2008 first quarter

●	Margin increased 24 basis points from the linked quarter to 1.81%

●	Deposits increased $86 million, or 3% annualized

●	Loan portfolio increased $479 million, or 12% annualized

m	One-to-four family loan portfolio increased $550 million, or 20% annualized

●	Mortgage loan production increased $892 million from the 2008 first quarter and totaled $1.6 billion

m	One-to-four family loan production increased $833 million from the 2008 first quarter and totaled $1.5 billion

Commenting on the 2008 second quarter results, George L. Engelke, Jr., Chairman and Chief Executive Officer of Astoria, noted, “We are pleased to report solid second quarter results which reflect double-digit increases in both earnings and earnings per share over the 2008 first quarter. As anticipated, these very positive results were achieved due to a significant improvement in the net interest margin, resulting primarily from lower liability costs, solid loan and deposit growth and lower premium amortization expense. We expect continued expansion in the net interest margin, as well as loan and deposit growth.”

Board Declares Quarterly Cash Dividend of $0.26 Per Share
The Board of Directors of the Company, at their July 16, 2008 meeting, declared a quarterly cash dividend of $0.26 per common share. The dividend is payable on September 2, 2008 to shareholders of record as of August 15, 2008. This is the fifty-third consecutive quarterly cash dividend declared by the Company.

Second Quarter and Six Month Earnings Summary
Net interest income for the quarter ended June 30, 2008 increased $11.8 million, or 15%, from the 2008 first quarter and $9.7 million, or 12%, from the 2007 second quarter to $92.6 million. For the six months ended June 30, 2008, net interest income increased $2.9 million, compared to the six months ended June 30, 2007, to $173.4 million.

Astoria’s net interest margin for the quarter ended June 30, 2008 increased 24 basis points from the 2008 first quarter and 19 basis points from the 2007 second quarter to 1.81%. The increases were primarily due to a decrease in the cost of interest bearing-liabilities. “We expect that the net interest margin will continue to expand this year, as we realize the repricing benefit of deposit and borrowing liabilities which have rates that are considerably above current market rates. Over the next six months, CDs (excluding Liquid CDs) totaling $3.7 billion, with a weighted average rate of 4.29%, and medium and long-term borrowings totaling $1.3 billion, with a weighted average rate of 4.95%, are scheduled to mature,” Mr. Engelke noted.

For the quarter ended June 30, 2008, a $7.0 million provision for loan losses was recorded compared to $4.0 million for the previous quarter. For the six months ended June 30, 2008, provision for loan losses totaled $11.0 million. No provision for loan losses was recorded in the comparable 2007 periods. Quarterly provisions for the remainder of 2008 are expected to remain at or increase somewhat from the second quarter level.
General and administrative expense (“G&A”) for the quarter ended June 30, 2008 increased $1.8 million, to $60.0 million, from the 2008 first quarter and $1.3 million from the 2007 second quarter. The linked quarter increase is primarily due to increases in advertising and goodwill litigation expense. The year over year increase is due primarily to increases in compensation and benefits and real estate owned (REO) expense, partially offset by lower goodwill litigation expense.

For the six months ended June 30, 2008, G&A expense increased $2.4 million, compared to the six months ended June 30, 2007, to $118.2 million. The increase was primarily due to an increase in compensation and benefits expense, partially offset by a decrease in advertising expense.

Balance Sheet Summary
For the quarter and six months ended June 30, 2008, the total loan portfolio increased $478.8 million and $25.4 million, respectively, to $16.2 billion. The loan growth was funded primarily with excess liquidity and, to a lesser extent, retail deposits and wholesale borrowings. Total loan production for the quarter and six months ended June 30, 2008 increased to $1.6 billion and $2.4 billion, respectively, from $1.4 billion and $2.3 billion, respectively, for the comparable 2007 periods.

For the quarter and six months ended June 30, 2008, the one-to-four family mortgage loan portfolio increased $550.4 million and $197.7 million, respectively, to $11.8 billion. One-to-four family loan originations and purchases for the quarter and six months ended June 30, 2008 increased to $1.5 billion and $2.2 billion, respectively, from $1.3 billion and $2.0 billion, respectively, for the comparable 2007 periods. One-to-four family loan prepayments for the quarter and six months ended June 30, 2008 totaled $821.3 million and $1.7 billion, respectively, compared to $583.1 million and $1.1 billion, respectively, for the comparable 2007 periods.

Indicative of Astoria’s conservative underwriting standards, the loan-to-value (“LTV”) ratio of the 2008 second quarter and six month one-to-four family loan production for portfolio averaged approximately 57% for each period and the loan amounts averaged approximately $690,000 and $675,000, respectively. “It is important to note that the double-digit linked quarter loan growth attained in the second quarter has been achieved without sacrificing asset quality, as reflected in the very low average LTV ratio on second quarter loan production,” Mr. Engelke noted.

For the quarter and six months ended June 30, 2008, the multi-family and commercial real estate (“CRE”) loan portfolio decreased $60.1 million and $132.0 million, respectively. Multi-family/CRE loan originations totaled $126.6 million and $193.8 million, for the respective three and six month periods ended June 30, 2008. At June 30, 2008, the combined multi-family and CRE loan portfolio totaled $3.8 billion, or 24% of total loans.  The loan-to-value ratio of the 2008 second quarter and six-month multi-family/CRE loan production averaged approximately 62% for each period and the loan amounts averaged approximately $2.0 million and $1.8 million, respectively.

Asset Quality
Asset quality continued to remain strong during the 2008 second quarter. Non-performing loans (“NPL”) totaled $128.6 million at June 30, 2008, an increase of $22.0 million from the previous quarter, and represent just 0.59% of total assets. At June 30, 2008, one-to-four family non-performing loans totaled $101.0 million and multi-family/CRE non-performing loans totaled $24.5 million, compared to $88.4 million and $14.9 million, respectively, at March 31, 2008.

The comparative table below illustrates loan migration from 30 days delinquent to 90+ days delinquent:

(In millions)	30-59 Days Past Due	60-89 Days Past Due	90 + Days Past Due (NPL)	Total 30 + Days Past Due
At December 31, 2007	$144.4	$39.1	$ 68.1	$251.6
At March 31, 2008	$136.3	$48.8	$106.6	$291.7
At June 30, 2008	$134.5	$51.0	$128.6	$314.1

The table below details, as of June 30, 2008, the states with a total of 1% or more of our one-to four-family loan portfolio and the respective non-performing loan totals in those states:
(In millions) State	Total 1-4 Family Loans	% of 1-4 Family Loan Portfolio	Total 1-4 Family NPLs	NPLs as % of State Total
New York Metro*	$ 4,947.8	42%	$33.3	0.67%
California	$ 1,420.8	12%	$ 8.9	0.63%
Illinois	$ 1,248.2	11%	$10.3	0.83%
Virginia	$ 955.3	8%	$13.4	1.40%
Maryland	$ 859.4	7%	$13.2	1.54%
Massachusetts	$ 798.9	7%	$ 4.7	0.59%
Florida	$ 333.9	3%	$ 8.5	2.55%
Washington	$ 208.7	2%	$ 0.0	0.00%
Georgia	$ 170.1	1%	$ 0.6	0.35%
Washington D.C.	$ 129.4	1%	$ 2.5	1.93%
Pennsylvania	$ 129.3	1%	$ 1.5	1.16%
Total States 1% or More	$11,201.8	95%	$96.9	0.87%
Other States	624.2	5%	$ 4.1	0.66%
Total 1-4 Family Portfolio	$11,826.0	100%	$101.0	0.85%
* NY, NJ, CT

Net loan charge-offs for the quarter and six months ended June 30, 2008 totaled $5.2 million and $8.1 million, respectively, compared to net loan charge-offs of $698,000 and $543,000, respectively, for the 2007 comparable periods. For the quarter and six months ended June 30, 2008, one-to-four family net loan charge-offs totaled $3.7 million and $4.9 million, respectively.

Commenting on asset quality, Mr. Engelke noted, “Although we have never actively participated in high-risk sub-prime residential lending, as a geographically diversified residential lender, we are not immune to the negative consequences arising from overall economic weakness and, in particular, a sharp downturn in the housing industry nationally. As expected, non-performing loans and charge-offs increased somewhat in the second quarter. However, the growth in non-performing loans has slowed from the previous quarter and importantly the trend in 30-59 day loan delinquencies has been relatively stable and down slightly over the past two quarters, as reflected in the delinquency chart on the previous page. Our overall asset quality remains strong, with non-performing loans representing just 59 basis points of total assets.”

Balance Sheet Summary (Continued)
Deposits increased $85.5 and $39.6 million for the quarter and six months ended June 30, 2008 and totaled $13.1 billion. Total assets increased $165.9 million from the previous quarter to $21.6 billion at June 30, 2008.

Key balance sheet highlights, reflecting the improvement in the quality of the Company’s balance sheet since December 31, 1999, follow:

($ in millions)	12/31/99	12/31/01	12/31/03	12/31/05	12/31/07	6/30/08	Cumulative % Change
Assets	$22,700	$22,672	$22,462	$22,380	$21,719	$21,620	( 5%)
Loans	$10,286	$12,167	$12,687	$14,392	$16,155	$16,180	+ 57%
Securities	$10,763	$ 8,013	$ 8,448	$ 6,572	$ 4,371	$ 4,204	(61%)
Deposits	$ 9,555	$10,904	$11,187	$12,810	$13,049	$13,089	+ 37%
Borrowings	$11,528	$ 9,826	$ 9,632	$ 7,938	$ 7,185	$ 6,938	(40%)

The following table illustrates the above improvement on an outstanding per share basis:

Amount per share	12/31/99	12/31/01	12/31/03	12/31/05	12/31/07	6/30/08	% Change	CAGR
Loans	$ 66.28	$ 89.36	$107.51	$137.11	$168.76	$168.66	154%	12%
Deposits	$ 61.57	$ 80.09	$ 94.80	$122.04	$136.32	$136.44	122%	10%

Twelfth Stock Repurchase Program Continues
During the 2008 second quarter, Astoria repurchased 300,000 shares of its common stock at an average cost of $23.96 per share. During the six month period ended June 30, 2008, Astoria repurchased a total of 590,000 shares at an average cost of $24.74. Under the current stock repurchase program, 8.3 million shares remain available for repurchase as of June 30, 2008.

Stockholders’ equity was $1.2 billion, or 5.66% of total assets at June 30, 2008. Astoria Federal continues to maintain capital ratios in excess of regulatory requirements with core, tangible and risk-based capital ratios of 6.63%, 6.63% and 12.17%, respectively, at June 30, 2008.

Future Outlook
Commenting on the outlook for the remainder of 2008, Mr. Engelke stated, “We continue to anticipate a positively sloped yield curve throughout the year which will provide opportunities for significant earnings growth and the continued expansion of our net interest margin. In addition, we expect both loan and deposit growth will continue, particularly since we are experiencing more rational deposit pricing in our market. Although we expect our credit costs will continue to trend somewhat higher, such increases will be more than offset by margin expansion. The Company’s tangible capital ratio target remains between 4.50% and 4.75%.”

Astoria Financial Corporation, with assets of $21.6 billion, is the holding company for Astoria Federal Savings and Loan Association. Established in 1888, Astoria Federal, with deposits in New York totaling $13.1 billion, is the largest thrift depository headquartered in New York and embraces its philosophy of “Putting people first” by providing the customers and local communities it serves with quality financial products and services through 86 convenient banking office locations and multiple delivery channels, including its enhanced website, www.astoriafederal.com. Astoria Federal commands the fourth largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau, and Suffolk counties with a population exceeding that of 38 individual states. Astoria Federal originates mortgage loans through its banking and loan production offices in New York, an extensive broker network covering twenty-two states, primarily the East Coast, and the District of Columbia, and through correspondent relationships covering twenty-nine states and the District of Columbia.

Earnings Conference Call July 17, 2008 at 10:00 a.m. (ET)
The Company, as previously announced, indicated that Mr. Engelke will host an earnings conference call Thursday morning, July 17, 2008 at 10:00 a.m. (ET). The toll-free dial-in number is (888) 562-3356, conference ID # 50458495. A telephone replay will be available on July 17, 2008 from 1:00 p.m. (ET) through Friday, July 25, 2008, 11:59 p.m. (ET). The replay number is (800) 642-1687, ID # 50458495. The conference call will also be simultaneously webcast on the Company’s website www.astoriafederal.com and archived for one year.

Forward Looking Statements
This document contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of such words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “outlook,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would,” and similar terms and phrases, including references to assumptions.

Forward-looking statements are based on various assumptions and analyses made by us in light of our management’s experience and its perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins or affect the value of our investments; changes in deposit flows, loan demand or real estate values may adversely affect our business; changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently; general economic conditions, either nationally or locally in some or all of the areas in which we do business, or conditions in the real estate or securities markets or the banking industry may be less favorable than we currently anticipate; legislative or regulatory changes may adversely affect our business; applicable technological changes may be more difficult or expensive than we anticipate; success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or litigation or matters before regulatory agencies, whether currently existing or commencing in the future, may be determined adverse to us or may delay the occurrence or non-occurrence of events longer than we anticipate. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this document.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In Thousands, Except Share Data)

	At	At
	June 30,	December 31,
	2008	2007
ASSETS
Cash and due from banks	$82,224	$93,972
Repurchase agreements	42,130	24,218
Securities available-for-sale	1,305,274	1,313,306
Securities held-to-maturity
(fair value of $2,861,882, and $3,013,014, respectively)	2,898,255	3,057,544
Federal Home Loan Bank of New York stock, at cost	200,260	201,490
Loans held-for-sale, net	10,465	6,306
Loans receivable:
Mortgage loans, net	15,840,358	15,791,962
Consumer and other loans, net	340,018	363,052
	16,180,376	16,155,014
Allowance for loan losses	(81,843)	(78,946)
Total loans receivable, net	16,098,533	16,076,068
Mortgage servicing rights, net	12,816	12,910
Accrued interest receivable	78,651	79,132
Premises and equipment, net	140,161	139,563
Goodwill	185,151	185,151
Bank owned life insurance	397,170	398,280
Other assets	168,981	131,428

TOTAL ASSETS	$21,620,071	$21,719,368

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$13,089,046	$13,049,438
Reverse repurchase agreements	3,450,000	3,730,000
Federal Home Loan Bank of New York advances	3,091,000	3,058,000
Other borrowings, net	396,975	396,658
Mortgage escrow funds	141,566	129,412
Accrued expenses and other liabilities	227,636	144,516

TOTAL LIABILITIES	20,396,223	20,508,024

Stockholders' equity:
Preferred stock, $1.00 par value; (5,000,000 shares authorized;
none issued and outstanding)	-	-
Common stock, $.01 par value; (200,000,000 shares authorized;
166,494,888 shares issued; and 95,935,535, and 95,728,562 shares
outstanding, respectively)	1,665	1,665
Additional paid-in capital	846,343	846,227
Retained earnings	1,898,799	1,883,902
Treasury stock (70,559,353 and 70,766,326 shares, at cost, respectively)	(1,458,008)	(1,459,865)
Accumulated other comprehensive loss	(44,683)	(39,476)
Unallocated common stock held by ESOP
(5,531,986 and 5,761,391 shares, respectively)	(20,268)	(21,109)

TOTAL STOCKHOLDERS' EQUITY	1,223,848	1,211,344

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$21,620,071	$21,719,368

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Share Data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Interest income:
Mortgage loans:
One-to-four family	$152,247	$141,568	$305,845	$278,084
Multi-family, commercial real estate and construction	58,686	64,438	119,001	129,108
Consumer and other loans	4,177	7,812	9,609	16,006
Mortgage-backed and other securities	46,708	55,885	94,601	114,900
Federal funds sold and repurchase agreements	1,018	499	1,654	1,475
Federal Home Loan Bank of New York stock	3,803	2,749	8,025	5,347
Total interest income	266,639	272,951	538,735	544,920
Interest expense:
Deposits	97,851	114,096	208,054	224,454
Borrowings	76,208	75,964	157,315	150,048
Total interest expense	174,059	190,060	365,369	374,502

Net interest income	92,580	82,891	173,366	170,418
Provision for loan losses	7,000	-	11,000	-
Net interest income after provision for loan losses	85,580	82,891	162,366	170,418
Non-interest income:
Customer service fees	16,775	16,159	31,909	31,328
Other loan fees	1,090	1,110	2,129	2,328
Mortgage banking income, net	1,575	1,224	2,025	1,840
Income from bank owned life insurance	4,008	4,287	8,397	8,490
Other	1,385	3,500	2,810	4,891
Total non-interest income	24,833	26,280	47,270	48,877
Non-interest expense:
General and administrative:
Compensation and benefits	32,375	30,046	64,366	61,170
Occupancy, equipment and systems	16,847	16,494	33,751	33,015
Federal deposit insurance premiums	548	407	1,119	814
Advertising	1,550	1,977	2,623	3,892
Other	8,662	9,783	16,352	16,936
Total non-interest expense	59,982	58,707	118,211	115,827

Income before income tax expense	50,431	50,464	91,425	103,468
Income tax expense	16,981	16,400	29,072	33,627

Net income	$33,450	$34,064	$62,353	$69,841

Basic earnings per common share	$0.37	$0.38	$0.70	$0.77

Diluted earnings per common share	$0.37	$0.37	$0.69	$0.75

Basic weighted average common shares	89,550,934	90,704,749	89,511,918	91,062,161

Diluted weighted average common and common equivalent shares	90,859,457	92,166,978	90,914,571	92,864,131

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL RATIOS AND OTHER DATA

	For the		At or For the
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Selected Returns and Financial Ratios (annualized)
Return on average stockholders' equity	10.96%	11.35%	10.22%	11.59%
Return on average tangible stockholders' equity (1)	12.92	13.42	12.05	13.70
Return on average assets	0.62	0.63	0.58	0.65
General and administrative expense to average assets	1.12	1.09	1.10	1.08
Efficiency ratio (2)	51.09	53.78	53.58	52.82
Net interest rate spread (3)	1.70	1.50	1.58	1.55
Net interest margin (4)	1.81	1.62	1.69	1.66

Asset Quality Data (dollars in thousands) (5)
Non-performing assets			$146,852	$51,178
Non-performing loans			128,603	49,253
Loans delinquent 90 days or more and still accruing interest			122	625
Non-accrual loans			128,481	48,628
Loans 60-89 days delinquent			51,035	15,669
Loans 30-59 days delinquent			134,493	109,395
Net charge-offs	$5,240	$698	8,103	543

Non-performing loans/total loans			0.79%	0.32%
Non-performing loans/total assets			0.59	0.23
Non-performing assets/total assets			0.68	0.24
Allowance for loan losses/non-performing loans			63.64	161.21
Allowance for loan losses/non-accrual loans			63.70	163.28
Allowance for loan losses/total loans			0.51	0.51
Net charge-offs to average loans outstanding (annualized)	0.13%	0.02%	0.10	0.01

Capital Ratios (Astoria Federal)
Tangible			6.63%	6.65%
Core			6.63	6.65
Risk-based			12.17	12.19

Other Data
Cash dividends paid per common share	$0.26	$0.26	$0.52	$0.52
Dividend payout ratio	70.27%	70.27%	75.36%	69.33%
Book value per share (6)			$13.54	$13.15
Tangible book value per share (7)			$11.49	$11.11
Tangible stockholders' equity/tangible assets (1) (8)			4.85%	4.70%
Mortgage loans serviced for others (in thousands)			$1,239,745	$1,305,916
Full time equivalent employees			1,643	1,628

(1)	Tangible stockholders' equity represents stockholders' equity less goodwill.
(2)	Efficiency ratio represents general and administrative expense divided by the sum of net interest income plus non-interest income.
(3)	Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average interest-earning assets.
(5)
Loans totaling $14.7 million have been reclassified from non-accrual to 60-89 days delinquent as of June 30, 2007 to conform the June 30, 2007 information to the current year presentation. The related June 30, 2007 asset quality ratios have been revised as necessary.

(6)	Book value per share represents stockholders' equity divided by outstanding shares, excluding unallocated Employee Stock Ownership Plan, or ESOP, shares.
(7)	Tangible book value per share represents stockholders' equity less goodwill divided by outstanding shares, excluding unallocated ESOP shares.
(8)	Tangible assets represent assets less goodwill.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
(Dollars in Thousands)

	For the Three Months Ended June 30,
	2008			2007
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
			(Annualized)			(Annualized)

Assets:
Interest-earning assets:
Mortgage loans (1):
One-to-four family	$11,558,547	$152,247	5.27%	$10,749,335	$141,568	5.27%
Multi-family, commercial real estate and construction	3,941,587	58,686	5.96	4,200,044	64,438	6.14
Consumer and other loans (1)	345,242	4,177	4.84	406,437	7,812	7.69
Total loans	15,845,376	215,110	5.43	15,355,816	213,818	5.57
Mortgage-backed and other securities (2)	4,234,398	46,708	4.41	4,964,564	55,885	4.50
Federal funds sold and repurchase agreements	183,413	1,018	2.22	37,742	499	5.29
Federal Home Loan Bank stock	194,783	3,803	7.81	155,056	2,749	7.09
Total interest-earning assets	20,457,970	266,639	5.21	20,513,178	272,951	5.32
Goodwill	185,151			185,151
Other non-interest-earning assets	844,802			763,554
Total assets	$21,487,923			$21,461,883

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings	$1,884,583	1,899	0.40	$2,061,648	2,074	0.40
Money market	317,185	799	1.01	391,139	970	0.99
NOW and demand deposit	1,508,664	319	0.08	1,495,582	214	0.06
Liquid certificates of deposit	1,302,494	8,894	2.73	1,659,796	20,241	4.88
Total core deposits	5,012,926	11,911	0.95	5,608,165	23,499	1.68
Certificates of deposit	8,008,650	85,940	4.29	7,724,775	90,597	4.69
Total deposits	13,021,576	97,851	3.01	13,332,940	114,096	3.42
Borrowings	6,802,152	76,208	4.48	6,562,399	75,964	4.63
Total interest-bearing liabilities	19,823,728	174,059	3.51	19,895,339	190,060	3.82
Non-interest-bearing liabilities	443,235			365,877
Total liabilities	20,266,963			20,261,216
Stockholders' equity	1,220,960			1,200,667
Total liabilities and stockholders' equity	$21,487,923			$21,461,883

Net interest income/net interest
rate spread		$92,580	1.70%		$82,891	1.50%
Net interest-earning assets/net
interest margin$	634,242		1.81%	$617,839		1.62%

Ratio of interest-earning assets to interest-bearing liabilities	1.03x			1.03x

(1)	Mortgage loans and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.
(2)	Securities available-for-sale are included at average amortized cost.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
(Dollars in Thousands)

	For the Six Months Ended June 30,
	2008			2007
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
			(Annualized)			(Annualized)
Assets:
Interest-earning assets:
Mortgage loans (1):
One-to-four family	$11,590,151	$305,845	5.28%	$10,568,690	$278,084	5.26%
Multi-family, commercial real estate and construction	3,973,630	119,001	5.99	4,214,404	129,108	6.13
Consumer and other loans (1)	350,650	9,609	5.48	418,631	16,006	7.65
Total loans	15,914,431	434,455	5.46	15,201,725	423,198	5.57
Mortgage-backed and other securities (2)	4,265,655	94,601	4.44	5,096,922	114,900	4.51
Federal funds sold and repurchase agreements	138,790	1,654	2.38	56,009	1,475	5.27
Federal Home Loan Bank stock	195,449	8,025	8.21	151,880	5,347	7.04
Total interest-earning assets	20,514,325	538,735	5.25	20,506,536	544,920	5.31
Goodwill	185,151			185,151
Other non-interest-earning assets	813,624			760,102
Total assets	$21,513,100			$21,451,789

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings	$1,879,370	3,787	0.40	$2,080,553	4,161	0.40
Money market	320,568	1,603	1.00	406,441	2,007	0.99
NOW and demand deposit	1,477,578	631	0.09	1,480,253	425	0.06
Liquid certificates of deposit	1,363,500	23,387	3.43	1,592,477	38,777	4.87
Total core deposits	5,041,016	29,408	1.17	5,559,724	45,370	1.63
Certificates of deposit	7,950,661	178,646	4.49	7,712,371	179,084	4.64
Total deposits	12,991,677	208,054	3.20	13,272,095	224,454	3.38
Borrowings	6,904,989	157,315	4.56	6,623,738	150,048	4.53
Total interest-bearing liabilities	19,896,666	365,369	3.67	19,895,833	374,502	3.76
Non-interest-bearing liabilities	395,973			351,122
Total liabilities	20,292,639			20,246,955
Stockholders' equity	1,220,461			1,204,834
Total liabilities and stockholders' equity	$21,513,100			$21,451,789

Net interest income/net interest rate spread		$173,366	1.58%		$170,418	1.55%
Net interest-earning assets/net interest margin	$617,659		1.69%	$610,703		1.66%
Ratio of interest-earning assets to interest-bearing liabilities	1.03x			1.03x

(1)	Mortgage loans and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.
(2)	Securities available-for-sale are included at average amortized cost.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

END OF PERIOD BALANCES AND RATES
(Dollars in Thousands)

	At June 30, 2008		At March 31, 2008		At June 30, 2007
		Weighted		Weighted		Weighted
		Average		Average		Average
	Balance	Rate (1)	Balance	Rate (1)	Balance	Rate (1)
Selected interest-earning assets:
Mortgage loans, gross (2):
One-to-four family	$11,825,962	5.64%	$11,275,550	5.69%	$10,909,568	5.58%

Multi-family, commercial real estate and construction	3,905,610	5.90	3,973,315	5.89	4,179,772	5.94
Mortgage-backed and other securities (3)	4,203,529	4.32	4,256,230	4.32	4,787,635	4.34

Interest-bearing liabilities:
Savings	1,886,470	0.40	1,878,444	0.40	2,025,132	0.40
Money market	316,607	1.02	321,039	1.00	377,455	1.00
NOW and demand deposit	1,506,549	0.06	1,495,023	0.06	1,489,624	0.06
Liquid certificates of deposit	1,246,359	2.47	1,390,368	3.42	1,664,176	4.83
Total core deposits	4,955,985	0.86	5,084,874	1.16	5,556,387	1.68
Certificates of deposit	8,133,061	4.10	7,918,668	4.58	7,891,469	4.76
Total deposits	13,089,046	2.87	13,003,542	3.24	13,447,856	3.49
Borrowings, net	6,937,975	4.28	6,851,816	4.55	6,698,342	4.62

(1)
Weighted average rates represent stated or coupon interest rates excluding the effect of yield adjustments for premiums, discounts and deferred loan origination fees and costs and the impact of prepayment penalties.

(2)	Mortgage loans exclude loans held-for-sale and include non-performing loans.
(3)	Securities available-for-sale are reported at fair value and securities held-to-maturity are reported at amortized cost.